Exhibit 99.4

News Release

For Immediate Release
December 12, 2012

ACCESS MIDSTREAM PARTNERS, L.P. ANNOUNCES PRICING OF
$1.4 BILLION OFFERING OF SENIOR NOTES DUE 2023

OKLAHOMA CITY, OKLAHOMA, DECEMBER 12, 2012 – Access Midstream Partners, L.P. (NYSE:ACMP) today announced the pricing of a public offering of $1.4 billion of senior notes due 2023 (the “Notes”).  The Notes bear interest at a rate of 4.875% per annum.  The closing of the offering is expected to occur December 19, 2012 and is subject to customary closing conditions.

The Partnership intends to use the net proceeds of the offering (i) to fund a portion of the purchase price for its pending acquisition of Chesapeake Midstream Operating, L.L.C., a midstream gas gathering and processing business owned by Chesapeake Midstream Development, a wholly owned subsidiary of Chesapeake Energy Corporation (ii) to repay a portion of the outstanding balance under our revolving credit facility and (iii) for general partnership purposes.

The Notes are being offered pursuant to an effective shelf registration statement filed December 11, 2012 with the U.S Securities and Exchange Commission.  Citigroup, Barclays, UBS Investment Bank and Wells Fargo Securities acted as lead book-running managers of the notes offering.  Copies of the prospectus and prospectus supplement relating to the offering may be obtained by visiting the SEC’s website at www.sec.gov or from the underwriters of the offering as follows:

•	Citigroup
c/o Broadridge Financial Solutions
1155 Long Island Avenue
Edgewood, New York 11717
batprospectusdept@citi.com
Tel: (800) 831-9146

•	Barclays
c/o Broadridge Financial Solutions
1155 Long Island Avenue
Edgewood, New York 11717
barclaysprospectus@broadridge.com
Tel: (888) 603-5847

•	UBS Investment Bank
Attn: Prospectus Specialist
299 Park Avenue
New York, New York 10171
Tel: (877) 827-6444, ext. 561-3884

INVESTOR CONTACT:	MEDIA CONTACTS:		ACCESS MIDSTREAM PARTNERS
Dave Shiels, CFO	Debbie Nauser	Tom Johnson	900 N.W. 63rd
(405) 935-6224	(405) 935-1739	(212) 371-5999	P.O. Box 18355
dave.shiels@accessmidstream.com	debbie.nauser@accessmidstream.com	tbj@abmac.com	Oklahoma City, OK 73154

·	Wells Fargo Securities
Attn: Client Support
550 South Tryon Street, 7th Floor
Charlotte, North Carolina 28202
cmclientsupport@wellsfargo.com
Tel: (800) 326-5897

This press release is neither an offer to sell nor the solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful.

Access Midstream Partners, L.P. (NYSE:ACMP) is the industry’s largest gathering and processing master limited partnership as measured by throughput volume and owns, operates, develops and acquires natural gas gathering systems and other midstream energy assets.  Headquartered in Oklahoma City, the Partnership's operations are focused on the Barnett Shale, Haynesville Shale, Marcellus Shale and Mid-Continent regions of the U.S.

This press release includes forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events.  They include but are not limited to our business strategy and plans and objectives for future operations as well as our future financial and operating results.  We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this release, and we undertake no obligations to update this information.  Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to be correct.  They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.  Factors that could cause actual results to differ materially from expected results are described under ÒRisk FactorsÓ in our 2011 Annual Report on Form 10-K and our other SEC filings.